Exhibit 99.1

ABVC BioPharma Announces Reverse Stock Split

Fremont, CA (July 24, 2023) – ABVC BioPharma, Inc. (NASDAQ: ABVC) (“Company”), a clinical-stage biopharmaceutical company developing therapeutic solutions in ophthalmology, neurology, and oncology/hematology, today announced a reverse stock split of its common stock (“Reverse Stock Split”) of one post-split share for every ten pre-split shares in an effort to regain compliance with Nasdaq’s listing rules. The Company expects the Reverse Stock Split to be effective as of 12:01 a.m. EST on July 25, 2023, authorizing a 1-for-10 reverse stock split of the issued and outstanding shares of its common stock under the new CUSIP Number: 00091F 304.

The Company obtained shareholder approval for the Reverse Stock Split at a special meeting of shareholders on July 07, 2023 and the Company’s board of directors approved the Reverse Stock Split ratio of 10 to 1. The principal purpose of the Reverse Stock Split is to decrease the total number of shares of common stock outstanding and hopefully, proportionately increase the market price of the common stock to meet the continued listing requirements of The Nasdaq Capital Market. The Company’s common stock will continue trading under the ticker symbol “ABVC.” The Reverse Stock Split will not impact the rights or preferences of the Company’s common stock shares. The ownership percentage and voting power of each stockholder will remain virtually unchanged. No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders who would have received fractional shares due to their holdings not being evenly divisible by the reverse stock split ratio will receive shares rounded up to the nearest whole number.

The Company’s Board of Directors expressed that they aim for the Reverse Stock Split to not only enable the company to meet the NASDAQ listing requirements, but also to lead the company out of the ‘Penny Stock’ categoryThe Board further emphasized, “We believe this reverse stock split can have a positive impact on the Company’s market valuation, creating a solid foundation for growth. By improving our financial standing, we aim to instill confidence in our investors and attract a broader investor base. Ultimately, we strive to establish a more stable financial platform to attract investors and enable us to pursue our research and development activities with greater stability.”

The Company has appointed VStock Transfer, LLC as its exchange agent for the Reverse Stock Split. Stockholders owning pre-split shares via a bank, broker, or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split. They will not be required to take further action concerning the Reverse Stock Split, subject to brokers’ particular processes. Similarly, registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are also not required to take further action in connection with the Reverse Stock Split.

The company’s pipeline products have great market potential. As per the Future Market Insights report, the MDD market was valued at $11.51 billion in 2022 and is expected to reach $14.96 billion by 2032 with a CAGR of 2.8% over the forecast period1. According to the Polaris market research report, the global ADHD treatment market was valued at $16.13 billion in 2022 and is expected to reach $32.14 billion by 2030 with a CAGR of 7.1% over the forecast period2. According to iHealthcare Analyst, Inc., the global market for retinal surgery devices is expected to reach $4.3 billion by 2029, at a CAGR of 7.7%, driven in part by the rising geriatric population worldwide3.

[1]	https://www.futuremarketinsights.com/reports/major-depressive-disorder-treatment-market#:~:text=The%20major%20depressive%20disorder%20(MDD,US%24%2011.51%20billion%20in%202022
[2]	https://www.prnewswire.com/news-releases/global-attention-deficit-hyperactivity-disorder-adhd-market-size-projected-to-reach-usd-32-14-billion-by-2032--with-cagr-of-7-1-study-by-polaris-market-research-301729196.html#:~:text=According%20to%20the%20research%20report,Deficit%20Hyperactivity%20Disorder%20(ADHD)%3F
[3]	https://www.ihealthcareanalyst.com/technological-advancement-ophthalmic-surgery-retinal-surgery-devices-market/

About ABVC BioPharma

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, the University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct global clinical trials through Phase III.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contact:

Tom Masterson

Email: tmasterson@allelecomms.com